Exhibit 99.1
SUPERVALU Reports Second Quarter Fiscal 2017 Results

•	Net earnings from continuing operations of $30 million; Adjusted EBITDA of $147 million

•	Net earnings per share from continuing operations of $0.11; adjusted earnings per share of $0.10

•	Outstanding debt further reduced by approximately $100 million in the quarter

MINNEAPOLIS--(BUSINESS WIRE)--October 19, 2016--SUPERVALU INC. (NYSE: SVU) today reported second quarter fiscal 2017 consolidated net sales of $3.87 billion and net earnings from continuing operations of $30 million, or $0.11 per diluted share, which included a net $2 million after-tax gain, comprised of a fee received from a supply agreement termination, partially offset by store closure charges and costs as well as costs related to the potential separation of Save-A-Lot. When adjusted for these items, second quarter fiscal 2017 net earnings from continuing operations were $28 million, or $0.10 per diluted share.
Net earnings from continuing operations for last year’s second quarter were $31 million, or $0.11 per diluted share, which included $6 million in after-tax costs related to the potential separation of Save-A-Lot and severance costs. When adjusted for these items, second quarter fiscal 2016 net earnings from continuing operations were $37 million, or $0.13 per diluted share. [See tables 1-6 for a reconciliation of GAAP and non-GAAP (adjusted) results appearing in this release.]

“As we expected, the transformation of our business continues to take time, but I am optimistic about our ability to grow our wholesale business by adding new customers, securing long-term supply agreements with existing customers, and expanding overall product sales to all customers,” said President and CEO Mark Gross.  “We expect wholesale sales in the second half of this year to be higher than last year as we add new customers, grow our base business, and cycle select customer losses from last year.”
Second Quarter Results - Continuing Operations
Second quarter net sales were $3.87 billion compared to $4.06 billion last year, a decrease of $197 million or 4.8 percent. Total net sales within the Wholesale segment decreased 5.5 percent. Retail identical store sales were negative 5.9 percent. Save-A-Lot network identical store sales were negative 5.2 percent. Identical store sales for corporate stores within the Save-A-Lot network were negative 5.0 percent. Fees earned under transition services agreements (“TSAs”) in the second quarter were $41 million compared to $48 million last year.
Gross profit for the second quarter was $562 million, or 14.5 percent of net sales and included net costs of $1 million related to store closures. When adjusted for this item, gross profit was $563 million, or 14.6 percent of net sales. Last year’s second quarter gross profit was $583 million, or 14.4 percent of net sales. The gross profit rate increase compared to last year is primarily due to higher product margin rates and new Save-A-Lot corporate stores.
Selling and administrative expenses in the second quarter were $474 million and included a fee received from a supply agreement termination of $9 million, partially offset by $3 million in costs and charges related to store closures and $1 million in costs related to the potential separation of Save-A-Lot. When adjusted for these items, selling and administrative expenses were $479 million, or 12.4 percent of net sales. Selling and administrative expenses in last year’s second quarter were $489 million and included $4 million of costs related to the potential separation of Save-A-Lot and $4 million of severance costs. When adjusted for these items, second quarter fiscal 2016 selling and administrative expenses were $481 million, or 11.9 percent of net sales. The increase in the selling and administrative expense rate compared to last year is primarily due to the deleveraging impact of lower sales and new Save-A-Lot corporate stores, partially offset by lower pension expense.
Net interest expense for the second quarter was $41 million. Last year's second quarter interest expense was $44 million. The decrease in interest expense was driven by lower average debt balances.
Income tax expense was $18 million, or 36.2 percent of pre-tax earnings, for the second quarter, compared to an income tax expense of $19 million, or 40.0 percent of pre-tax earnings, in last year’s second quarter.
Wholesale
Second quarter Wholesale net sales were $1.73 billion, compared to $1.83 billion last year, a decrease of 5.5 percent. The net sales decrease is primarily due to stores from the prior year no longer supplied by the Company, partially offset by increased sales to new stores operated by existing customers and new customers.
Wholesale operating earnings in the second quarter were $58 million, or 3.3 percent of net sales, and included a fee received from a supply agreement termination of $9 million. When adjusted for this item, Wholesale operating earnings were $49 million, or 2.8 percent of net sales, flat to last year’s Wholesale operating earnings in the second quarter which represented 2.7 percent of net sales.
Save-A-Lot
Second quarter Save-A-Lot net sales were $1.06 billion, compared to $1.09 billion last year, a decrease of 2.8 percent. The net sales decrease reflects network identical store sales of negative 5.2 percent, partially offset by new corporate and licensed stores.
Save-A-Lot operating earnings in the second quarter were $22 million, or 2.1 percent of net sales. Last year’s Save-A-Lot operating earnings in the second quarter were $32 million, or 3.0 percent of net sales. The decrease in Save-A-Lot operating earnings was driven by higher employee-related costs and increased promotional costs, partially offset by higher product margin rates.
Retail
Second quarter Retail net sales were $1.03 billion, compared to $1.09 billion last year, a decrease of 5.4 percent. The net sales decrease reflects identical store sales of negative 5.9 percent, partially offset by sales from new stores.
Retail operating loss in the second quarter was $12 million, or negative 1.2 percent of net sales and included $4 million of store closure charges and costs. When adjusted for this item, Retail operating loss was $8 million. Last year’s Retail operating earnings were $10 million, or 0.9 percent of net sales. The decrease in Retail operating earnings was driven by lower sales and higher employee-related costs due to new corporate stores.
Corporate
Second quarter fees earned under the TSAs were $41 million compared to $48 million last year.
Net Corporate operating earnings in the second quarter were $20 million and included $1 million of costs related to the potential separation of Save-A-Lot. When adjusted for this item, net Corporate operating earnings were $21 million. Last year’s second quarter net Corporate operating earnings were $3 million and included $4 million of costs related to the potential separation of Save-A-Lot and $4 million of severance costs. When adjusted for these items, last year's net Corporate operating earnings were $11 million. The improvement in net Corporate operating earnings was primarily driven by lower pension expense and lower employee-related costs.
Cash Flows - Continuing Operations
Fiscal 2017 year-to-date net cash flows provided by operating activities of continuing operations were $275 million compared to $276 million last year. Fiscal 2017 year-to-date net cash flows used in investing activities of continuing operations were $115 million compared to $119 million last year. Fiscal 2017 year-to-date net cash flows used in financing activities of continuing operations were $163 million compared to $25 million last year, reflecting higher payments on debt obligations.
Discontinued Operations
On October 17, 2016, SUPERVALU INC. announced it had reached an agreement with Onex Corporation to sell its Save-A-Lot business. This transaction is anticipated to be completed by January 31, 2017. As a result of the agreement, the Company anticipates presenting the Save-A-Lot business being disposed as discontinued operations for all periods within future earnings releases, and Form 10-Q and 10-K filings.
Conference Call
A conference call to review the second quarter results is scheduled for 9:00 a.m. central time today. The call will be webcast live at www.supervaluinvestors.com (click on microphone icon). A replay of the call will be archived at www.supervaluinvestors.com. To access the website replay go to the "Investors" link and click on "Presentations and Webcasts."
About SUPERVALU INC.
SUPERVALU INC. is one of the largest grocery wholesalers and retailers in the U.S. with annual sales of approximately $18 billion. SUPERVALU serves customers across the United States through a network of 3,382 stores composed of 1,815 stores operated by wholesale customers serviced primarily by the Company’s food distribution business; 1,370 Save-A-Lot stores, of which 888 are operated by licensee owners; and 197 traditional retail grocery stores (store counts as of September 10, 2016). Headquartered in Minnesota, SUPERVALU has approximately 40,000 employees. For more information about SUPERVALU visit www.supervalu.com.

CAUTIONARY STATEMENTS RELEVANT TO FORWARD-LOOKING INFORMATION FOR THE PURPOSE OF “SAFE HARBOR” PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995.
Except for the historical and factual information, the matters set forth in this news release and related conference call, particularly those pertaining to SUPERVALU’s expectations, guidance, or future operating results, and other statements identified by words such as "estimates," "expects," "projects," "plans," "intends," and similar expressions are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including competition, ability to execute operations and initiatives, ability to realize benefits from acquisitions and dispositions, reliance on the ability of wholesale customers and licensees to grow or maintain identical store sales, ability to maintain or increase margins, substantial indebtedness, labor relations issues, escalating costs of providing employee benefits, relationships with Albertson’s LLC, New Albertson’s Inc., and Haggen, intrusions to and disruption of information technology systems, impact of economic conditions, commodity pricing, governmental regulation, food and drug safety issues, legal proceedings, pharmacy reimbursement and health care financing, intellectual property protection, severe weather, natural disasters and adverse climate changes, disruption to supply chain and distribution network, changes in military business, adequacy of insurance, volatility in fuel and energy costs, asset impairment charges, fluctuations in our common stock price, executing on and consummating the sale of Save-A-Lot and other risk factors relating to our business or industry as detailed from time to time in SUPERVALU's reports filed with the SEC, and forward-looking statements regarding the proposed sale of Save-A-Lot are subject to risks and uncertainties such as the possibility that regulatory and other approvals and conditions to the transaction are not received or satisfied on a timely basis or at all; the possibility that modifications to the terms of the transaction may be required in order to obtain or satisfy such approvals or conditions; the possibility that Supervalu may not fully realize the projected benefits of the transaction; changes in the planned use of proceeds from the transaction; changes in the anticipated timing for closing the transaction; business disruption during the pendency of or following the transaction; diversion of management time on transaction-related issues; and the reaction of customers and other parties to the transaction. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this news release. Unless legally required, SUPERVALU undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

SUPERVALU INC. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In millions, except percent and per share data)

	Second Quarter Ended				Year-To-Date Ended
	September 10, 2016 (12 weeks)		September 12, 2015 (12 weeks)		September 10, 2016 (28 weeks)		September 12, 2015 (28 weeks)
Net sales	$3,865	100.0%	$4,062	100.0%	$9,061	100.0%	$9,469	100.0%
Cost of sales	3,303	85.5	3,479	85.6	7,720	85.2	8,076	85.3
Gross profit(1)	562	14.5	583	14.4	1,341	14.8	1,393	14.7
Selling and administrative expenses(1)	474	12.3	489	12.1	1,120	12.4	1,141	12.1
Operating earnings	88	2.3	94	2.3	221	2.4	252	2.7
Interest expense, net(1)	41	1.1	44	1.1	101	1.1	103	1.1
Equity in earnings of unconsolidated affiliates	(1)	—	—	—	(2)	—	(2)	—
Earnings from continuing operations before income taxes(1)	48	1.2	50	1.2	122	1.3	151	1.6
Income tax provision	18	0.4	19	0.5	45	0.5	57	0.6
Net earnings from continuing operations(1)	30	0.8	31	0.7	77	0.9	94	1.0
Income from discontinued operations, net of tax	2	—	2	—	2	—	3	—
Net earnings including noncontrolling interests	32	0.8	33	0.8	79	0.9	97	1.0
Less net earnings attributable to noncontrolling interests	(1)	—	(2)	—	(2)	—	(5)	(0.1)
Net earnings attributable to SUPERVALU INC.	$31	0.8%	$31	0.7%	$77	0.9%	$92	1.0%

Basic net earnings per share attributable to SUPERVALU INC.:
Continuing operations	$0.11		$0.11		$0.28		$0.34
Discontinued operations	$0.01		$0.01		$0.01		$0.01
Basic net earnings per share	$0.12		$0.12		$0.29		$0.35
Diluted net earnings per share attributable to SUPERVALU INC.:
Continuing operations(1)	$0.11		$0.11		$0.28		$0.33
Discontinued operations	$0.01		$0.01		$0.01		$0.01
Diluted net earnings per share	$0.12		$0.11		$0.29		$0.34
Weighted average number of shares outstanding:
Basic	265		263		264		262
Diluted	267		268		267		268

(1)
Results from continuing operations for the second quarter ended September 10, 2016 include a net gain of $4 before tax ($2 after tax, or $0.01 per diluted share), comprised of a fee received from a supply agreement termination of $9 before tax ($6 after tax, or $0.02 per diluted share), offset in part by store closure charges and costs of $3 before tax ($3 after tax, or $0.01 per diluted share) and costs related to the potential Save-A-Lot separation of $1 before tax ($1 after tax, or $0.00 per diluted share) within Selling and administrative expenses, and store closure costs of $1 before tax ($0 after tax, or $0.00 per diluted share) within Gross profit.

Results from continuing operations for the second quarter ended September 12, 2015 included net charges and costs of $8 before tax ($6 after tax, or $0.02 per diluted share), comprised of costs related to the potential Save-A-Lot separation of $4 before tax ($3 after tax, or $0.01 per diluted share) and severance costs of $4 before tax ($3 after tax, or $0.01 per diluted share) within Selling and administrative expenses.

Results from continuing operations for the year-to-date ended September 10, 2016 include net charges and costs of $4 before tax ($4 after tax, or $0.01 per diluted share), comprised of costs related to the potential Save-A-Lot separation of $4 before tax ($4 after tax, or $0.02 per diluted share) and store closure charges and costs of $3 before tax ($3 after tax, or $0.01 per diluted share) within Selling and administrative expenses, and unamortized financing cost charges of $5 before tax ($3 after tax, or $0.01 per diluted share) and debt refinancing costs of $2 before tax ($1 after tax, or $0.00 per diluted share) within Interest expense, net, and store closure costs of $1 before tax ($0 after tax, or $0.00 per diluted share) within Gross profit, offset in part by a fee received from a supply agreement termination of $9 before tax ($6 after tax, or $0.02 per diluted share) and a sales and use tax refund of $2 before tax ($1 after tax, or $0.01 per diluted share).

Results from continuing operations for the year-to-date ended September 12, 2015 included net charges and costs of $11 before tax ($8 after tax, or $0.03 per diluted share), comprised of costs related to the potential Save-A-Lot separation of $7 before tax ($5 after tax, or $0.02 per diluted share) and severance costs of $4 before tax ($3 after tax, or $0.01 per diluted share) within Selling and administrative expenses.

SUPERVALU INC. and Subsidiaries
CONDENSED CONSOLIDATED SEGMENT FINANCIAL INFORMATION
(Unaudited)
(In millions, except percent data)

	Second Quarter Ended		Year-To-Date Ended
	September 10, 2016 (12 weeks)	September 12, 2015 (12 weeks)	September 10, 2016 (28 weeks)	September 12, 2015 (28 weeks)
Net sales
Wholesale	$1,731	$1,831	$4,006	$4,293
% of total	44.8%	45.1%	44.2%	45.4%
Save-A-Lot	1,060	1,091	2,492	2,499
% of total	27.4%	26.8%	27.5%	26.4%
Retail	1,033	1,092	2,464	2,565
% of total	26.7%	26.9%	27.2%	27.1%
Corporate	41	48	99	112
% of total	1.1%	1.2%	1.1%	1.1%
Total net sales	$3,865	$4,062	$9,061	$9,469
	100.0%	100.0%	100.0%	100.0%
Operating earnings
Wholesale(1)	$58	$49	$122	$126
% of Wholesale sales	3.3%	2.7%	3.0%	2.9%
Save-A-Lot	22	32	61	83
% of Save-A-Lot sales	2.1%	3.0%	2.4%	3.3%
Retail(2)	(12)	10	(4)	43
% of Retail sales	(1.2)%	0.9%	(0.2)%	1.7%
Corporate(3)	20	3	42	—
Total operating earnings	88	94	221	252
% of total net sales	2.3%	2.3%	2.4%	2.7%
Interest expense, net(4)	41	44	101	103
Equity in earnings of unconsolidated affiliates	(1)	—	(2)	(2)
Earnings from continuing operations before income taxes	48	50	122	151
Income tax provision	18	19	45	57
Net earnings from continuing operations	30	31	77	94
Income from discontinued operations, net of tax	2	2	2	3
Net earnings including noncontrolling interests	32	33	79	97
Less net earnings attributable to noncontrolling interests	(1)	(2)	(2)	(5)
Net earnings attributable to SUPERVALU INC.	$31	$31	$77	$92

LIFO charge
Wholesale	$—	$1	$1	$2
Retail	—	1	1	3
Total LIFO charge	$—	$2	$2	$5
Depreciation and amortization
Wholesale	$12	$11	$28	$25
Save-A-Lot	18	17	41	38
Retail	33	36	79	83
Corporate	—	—	1	1
Total depreciation and amortization	$63	$64	$149	$147

(1)	Wholesale operating earnings for the second quarter and year-to-date ended September 10, 2016 included a fee received from a supply agreement termination of $9.

(2)	Retail operating loss for the second quarter and year-to-date ended September 10, 2016 each includes store closure charges and costs of $4.

(3)
Corporate operating earnings for the second quarter ended September 10, 2016 includes costs related to the potential Save-A-Lot separation of $1. Corporate operating earnings for the second quarter ended September 12, 2015 included costs related to the potential Save-A-Lot separation of $4 and severance costs of $4. Corporate operating earnings for the year-to-date ended September 10, 2016 includes costs related to the potential Save-A-Lot separation of $4, offset by a sales and use tax refund of $2. Corporate operating earnings for the year-to-date ended September 12, 2015 included costs related to the potential Save-A-Lot separation of $7 and severance costs of $4.

(4)	Interest expense, net for the year-to-date ended September 10, 2016 includes unamortized financing cost charges of $5 and debt refinancing costs of $2.

SUPERVALU INC. and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions, except par value data)

	September 10, 2016	February 27, 2016
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$57	$57
Receivables, net	479	451
Inventories, net	1,071	1,036
Other current assets	82	91
Total current assets	1,689	1,635
Property, plant and equipment, net	1,448	1,481
Goodwill	868	867
Intangible assets, net	50	55
Deferred tax assets	199	228
Other assets	107	104
Total assets	$4,361	$4,370
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Accounts payable	$1,170	$1,118
Accrued vacation, compensation and benefits	181	182
Current maturities of long-term debt and capital lease obligations	24	124
Other current liabilities	173	148
Total current liabilities	1,548	1,572
Long-term debt	2,164	2,197
Long-term capital lease obligations	197	203
Pension and other postretirement benefit obligations	547	578
Long-term tax liabilities	83	81
Other long-term liabilities	164	172
Commitments and contingencies
Stockholders’ deficit
Common stock, $0.01 par value: 400 shares authorized; 266 and 266 shares issued, respectively	3	3
Capital in excess of par value	2,813	2,808
Treasury stock, at cost, 1 and 1 shares, respectively	(5)	(5)
Accumulated other comprehensive loss	(411)	(422)
Accumulated deficit	(2,748)	(2,825)
Total SUPERVALU INC. stockholders’ deficit	(348)	(441)
Noncontrolling interests	6	8
Total stockholders’ deficit	(342)	(433)
Total liabilities and stockholders’ deficit	$4,361	$4,370

SUPERVALU INC. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In millions)

	Year-To-Date Ended
	September 10, 2016 (28 weeks)	September 12, 2015 (28 weeks)
Cash flows from operating activities
Net earnings including noncontrolling interests	$79	$97
Income from discontinued operations, net of tax	2	3
Net earnings from continuing operations	77	94
Adjustments to reconcile Net earnings from continuing operations to Net cash provided by operating activities – continuing operations:
Asset impairment and other charges	2	2
Loss on debt extinguishment	7	—
Net gain on sale of assets and exits of surplus leases	(1)	(2)
Depreciation and amortization	149	147
LIFO charge	2	5
Deferred income taxes	16	(22)
Stock-based compensation	10	13
Net pension and other postretirement benefits (income) expense	(13)	20
Contributions to pension and other postretirement benefit plans	(2)	(38)
Other adjustments	9	16
Changes in operating assets and liabilities, net of effects from business acquisitions	19	41
Net cash provided by operating activities – continuing operations	275	276
Net cash provided by operating activities – discontinued operations	3	1
Net cash provided by operating activities	278	277
Cash flows from investing activities
Proceeds from sale of assets	1	2
Purchases of property, plant and equipment	(110)	(94)
Payments for business acquisitions	(6)	(6)
Other	—	(21)
Net cash used in investing activities	(115)	(119)
Cash flows from financing activities
Proceeds from issuance of debt	58	—
Proceeds from sale of common stock	—	9
Payments of debt and capital lease obligations	(211)	(27)
Payments for debt financing costs	(5)	—
Distributions to noncontrolling interests	(5)	(7)
Net cash used in financing activities	(163)	(25)
Net increase in cash and cash equivalents	—	133
Cash and cash equivalents at beginning of period	57	114
Cash and cash equivalents at the end of period	$57	$247
SUPPLEMENTAL CASH FLOW INFORMATION
The Company’s non-cash investing and financing activities were as follows:
Purchases of property, plant and equipment included in Accounts payable	$21	$20
Capital lease asset additions	$7	$10
Interest and income taxes paid:
Interest paid, net of amounts capitalized	$79	$85
Income taxes paid, net	$6	$27

SUPERVALU INC. and Subsidiaries
SUPPLEMENTAL FINANCIAL INFORMATION
(Unaudited)

SUPERVALU INC.'s consolidated financial statements are prepared and presented in accordance with generally accepted accounting principles ("GAAP"). The measures and items identified below, and the adjusted Selling and administrative expenses, are provided as a supplement to our consolidated financial statements and should not be considered an alternative to any GAAP measure of performance or liquidity. The presentation of these financial measures and items is not intended to be a substitute for or be superior to any financial information prepared and presented in accordance with GAAP. Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool. Certain adjustments to our GAAP financial measures exclude certain items that are recurring in nature and may be reflected in our financial results for the foreseeable future. These measurements and items may be different from non-GAAP financial measures used by other companies. All measurements are provided as a reconciliation from a GAAP measurement. Management believes the measurements and items identified below are important measures of business performance that provide investors with useful supplemental information. SUPERVALU utilizes certain non-GAAP measures to analyze underlying core business trends to understand operating performance. In addition, management utilizes certain non-GAAP measures as a compensation performance measure. The items below should be reviewed in conjunction with SUPERVALU INC.'s financial results reported in accordance with GAAP, as reported in SUPERVALU's Quarterly Reports on Form 10-Q and the Annual Report on Form 10-K for the fiscal year ended February 27, 2016.

RECONCILIATIONS OF EARNINGS FROM CONTINUING OPERATIONS TO EARNINGS FROM CONTINUING OPERATIONS AFTER ADJUSTMENTS

Table 1
	Second Quarter Ended September 10, 2016
(In millions, except per share data)	Earnings Before Tax	Earnings After Tax	Diluted Earnings Per Share
Continuing operations	$48	$30	$0.11
Adjustments:
Store closure charges and costs	4	3	0.01
Costs related to the potential Save-A-Lot separation	1	1	—
Supply agreement termination fee	(9)	(6)	(0.02)
Continuing operations after adjustments	$44	$28	$0.10

Table 2
	Year to Date September 10, 2016
(In millions, except per share data)	Earnings Before Tax	Earnings After Tax	Diluted Earnings Per Share
Continuing operations	$122	$77	$0.28
Adjustments:
Unamortized financing cost charges	5	3	0.01
Costs related to the potential Save-A-Lot separation	4	4	0.02
Store closure charges and costs	4	3	0.01
Debt refinancing costs	2	1	—
Sales and use tax refund	(2)	(1)	(0.01)
Supply agreement termination fee	(9)	(6)	(0.02)
Continuing operations after adjustments	$126	$81	$0.29

Table 3
	Second Quarter Ended September 12, 2015
(In millions, except per share data)	Earnings Before Tax	Earnings After Tax	Diluted Earnings Per Share
Continuing operations	$50	$31	$0.11
Adjustments:
Costs related to the potential Save-A-Lot separation	4	3	0.01
Severance costs	4	3	0.01
Continuing operations after adjustments	$58	$37	$0.13

Table 4
	Year to Date September 12, 2015
(In millions, except per share data)	Earnings Before Tax	Earnings After Tax	Diluted Earnings Per Share
Continuing operations	$151	$94	$0.33
Adjustments:
Costs related to the potential Save-A-Lot separation	7	5	0.02
Severance costs	4	3	0.01
Continuing operations after adjustments	$162	$102	$0.36

RECONCILIATIONS OF NET EARNINGS FROM CONTINUING OPERATIONS TO ADJUSTED EBITDA

Table 5
	Second Quarter Ended		Year-To-Date Ended
(In millions)	September 10, 2016 (12 weeks)	September 12, 2015 (12 weeks)	September 10, 2016 (28 weeks)	September 12, 2015 (28 weeks)
Net earnings from continuing operations	$30	$31	$77	$94
Less net earnings attributable to noncontrolling interests	(1)	(2)	(2)	(5)
Income tax provision	18	19	45	57
Interest expense, net	41	44	101	103
Depreciation and amortization	63	64	149	147
LIFO charge	—	2	2	5
Store closure charges and costs	4	—	4	—
Costs related to the potential separation of Save-A-Lot	1	4	4	7
Severance costs	—	4	—	4
Sales and use tax refund	—	—	(2)	—
Supply agreement termination fee	(9)	—	(9)	—
Adjusted EBITDA	$147	$166	$369	$412

RECONCILIATION OF NET EARNINGS FROM CONTINUING OPERATIONS TO TOTAL AND SEGMENT OPERATING EARNINGS, TO SUPPLEMENTALLY PROVIDED TOTAL AND SEGMENT ADJUSTED EBITDA

Table 6
	Second Quarter Ended		Year-To-Date Ended
(In millions)	September 10, 2016 (12 weeks)	September 12, 2015 (12 weeks)	September 10, 2016 (28 weeks)	September 12, 2015 (28 weeks)
Results of operations, as reported:
Net earnings from continuing operations	$30	$31	$77	$94
Income tax provision	18	19	45	57
Equity in earnings of unconsolidated affiliates	(1)	—	(2)	(2)
Interest expense, net	41	44	101	103
Total operating earnings	$88	$94	$221	$252
Reconciliation of segment operating earnings, as reported:
Wholesale operating earnings	$58	$49	$122	$126
Save-A-Lot operating earnings	22	32	61	83
Retail operating earnings	(12)	10	(4)	43
Corporate operating earnings	20	3	42	—
Total operating earnings	$88	$94	$221	$252
Reconciliation of segment operating earnings, as reported, to segment Adjusted EBITDA:
Wholesale operating earnings, as reported	$58	$49	$122	$126
Adjustments:
Supply agreement termination fee	(9)	—	(9)	—
Wholesale operating earnings, as adjusted	49	49	113	126
Wholesale depreciation and amortization	12	11	28	25
LIFO charge	—	1	1	2
Wholesale adjusted EBITDA(1)	$61	$61	$142	$153

Save-A-Lot operating earnings, as reported	$22	$32	$61	$83
Save-A-Lot depreciation and amortization	18	17	41	38
Save-A-Lot adjusted EBITDA(1)	$40	$49	$102	$121

Retail operating (loss) earnings, as reported	$(12)	$10	$(4)	$43
Adjustments:
Store closure charges and costs	4	—	4	—
Retail operating (loss) earnings, as adjusted	(8)	10	—	43
Retail depreciation and amortization	33	36	79	83
LIFO charge	—	1	1	3
Equity in earnings of unconsolidated affiliates	1	—	2	2
Net earnings attributable to noncontrolling interests	(1)	(2)	(2)	(5)
Retail adjusted EBITDA(1)	$25	$45	$80	$126

Corporate operating earnings, as reported	$20	$3	$42	$—
Adjustments:
Costs related to the potential Save-A-Lot separation	1	4	4	7
Sales and use tax refund	—	—	(2)	—
Severance costs	—	4	—	4
Corporate operating earnings, as adjusted	21	11	44	11
Corporate depreciation and amortization	—	—	1	1
Corporate adjusted EBITDA(1)	$21	$11	$45	$12
Total adjusted EBITDA(1)	$147	$166	$369	$412

(1)
The Company's measure of adjusted EBITDA includes SUPERVALU INC.'s segment operating earnings (loss), as reported, plus depreciation and amortization, LIFO charge (credit), equity earnings of unconsolidated affiliates and certain adjustment items as determined by management, and less net earnings attributable to noncontrolling interests.

CONTACT:
SUPERVALU INC.
Investor Contact
Steve Bloomquist, 952-828-4144
steve.j.bloomquist@supervalu.com
or
Media Contact
Jeff Swanson, 952-903-1645
jeffrey.s.swanson@supervalu.com